SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      INDUSTRIAL SERVICES OF AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)   Title of each class of securities to which transaction applies:

              ------------------------------------------------
        (2)   Aggregate number of securities to which transaction applies:

              ------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------
        (4)   Proposed maximum aggregate value of transaction:

              ------------------------------------------------
        (5)   Total fee paid:

              ------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)   Amount Previously Paid:

              ------------------------------------------------
        (2)   Form, Schedule or Registration Statement No.:

              ------------------------------------------------
        (3)   Filing Party:

              ------------------------------------------------
        (4)   Date Filed:

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

                      INDUSTRIAL SERVICES OF AMERICA, INC.
                                -----------------

                    Notice of Annual Meeting of Shareholders
                           To Be Held on May 17, 2005
                                -----------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company") will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Tuesday, May 17, 2005 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

        (1)   To elect five (5) directors for a term expiring in 2006;

        (2) To ratify the selection of Mountjoy & Bressler, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005; and

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at close of business on April 4, 2005 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 17, 2005, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

                                         By Order of the Board of Directors



                                         Michael P. Shannonhouse
                                         Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
April 18, 2005


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                      INDUSTRIAL SERVICES OF AMERICA, INC.
                                 7100 GRADE LANE
                           LOUISVILLE, KENTUCKY 40213


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Industrial Services of America, Inc., a Florida corporation (the "Company"), to be used at the 2005 Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Time) on Tuesday, May 17, 2005 and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

     Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors and (ii) the ratification of the independent registered public accounting firm for the 2005 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

     The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. Such expenses, however, do not include any salaries and wages of officers and employees of the Company who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

     The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on the proposal to ratify the selection of the independent registered public accounting firm for the 2005 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 18, 2005.

                                VOTING SECURITIES

     Only shareholders of record at the close of business on April 4, 2005 are entitled to vote at the Annual Meeting or any adjournments within one hundred twenty (120) days thereof. As of April 4, 2005 there were 3,576,408 shares of the Company's Common Stock outstanding and entitled to vote plus an additional 678,592 shares of Common Stock held by the Company as Treasury Stock.

     Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 4, 2005 for (i) each executive officer and director of the Company, (ii) each person known to management to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock, and (iii) all executive officers and directors of the Company as a group.

                                             AMOUNT AND NATURE        PERCENTAGE
                                                OF BENEFICIAL             OF
            NAME AND ADDRESS                 OWNERSHIP (1)(2)(3)       CLASS (1)
            ----------------                 -------------------       ---------

     Harry Kletter                              1,417,100 (4)            39.4%
       1208 Park Hills Court
       Louisville, Kentucky 40207

     K & R Corporation                            990,400 (5)            27.5%
       7100 Grade Lane
       Louisville, Kentucky 40213

     Roberta Kletter                              360,000 (6)            10.0%
       1208 Park Hills Court
       Louisville, Kentucky 40207

     Alan Schroering                               41,800                 1.2%

     Bob Cuzzort                                   40,000 (7)             1.1%

     Roman Epelbaum                                40,000                 1.1%

     David W. Lester                               40,000                 1.1%

     Michael Shannonhouse                             150                 0.0%

     Edward List                                        0                 0.0%

     Orson Oliver                                       0                 0.0%

     All directors and executive
       officers as a group                      1,939,050 (8)            53.9%

(1) The table reflects share ownership and the percentage of such share ownership as of April 4, 2005. The percentages are determined on the basis of 3,576,408 shares of Common Stock outstanding (and exclusive of the additional 678,592 shares of Common Stock held by the Company as Treasury Stock), plus, for each individual or entity, the number of shares of Common Stock that may be acquired upon the exercise of stock options within sixty days of April 4, 2005.

(2) Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3)  Information with respect to beneficial ownership has been obtained from the
     Company's   shareholder   records   and  from   information   provided   by
     shareholders.

(4) Includes 990,400 shares of Common Stock beneficially owned by K & R Corporation ("K & R"), the sole shareholder of which is Harry Kletter. Does not include the following shares of Common Stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 360,000 shares owned by Roberta Kletter, the spouse of Harry Kletter; (ii) 34,050 shares owned by the Harry Kletter Family Charitable Foundation, of which Mr. Kletter is a co-advisor; and (iii) 7,030 shares beneficially owned by four adult children of Mr. and Mrs. Kletter.

(5) Harry Kletter as the sole shareholder, director, President and Chief Executive Officer of K & R is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R. Roberta Kletter, spouse of Mr. Kletter, is a director and Vice President of K & R. Two of Mr. Kletter's adult children are also officers of K & R.

(6)  Does not include the  following  shares of Common  Stock,  as to which Mrs.
     Kletter disclaims beneficial ownership: (i) 1,417,100 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter; (ii) 990,400 shares of Common Stock owned by K & R, of which Harry Kletter is the sole shareholder, director, President and Chief Executive Officer; and (iii) 7,030 shares beneficially owned by four adult children of Mr. and Mrs. Kletter.

(7)  Includes 20,000 shares issuable upon exercise of outstanding stock options.

(8) The percentage of shares owned by all directors and executive officers as a group is based on the applicable number of (i) shares outstanding plus (ii) shares issuable upon exercise of outstanding stock options owned by the group, which vest within sixty days of April 4, 2005.

                          ITEM I. ELECTION OF DIRECTORS

     The nominees for election as directors are Harry Kletter, Bob Cuzzort, Roman Epelbaum, David W. Lester, and Orson Oliver. At the 2004 Annual Meeting, the shareholders elected all nominees for the Board of Directors, except Orson Oliver, for a term expiring at the 2005 Annual Meeting. The Board of Directors appointed Orson Oliver, effective February 1, 2005, to fill the vacancy created by the resignation of James E. Vining. If elected, all directors will hold office until the 2006 Annual Meeting and until their respective successors have been elected and qualified.

     Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

     The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting. Each of these individuals has furnished the respective information shown.

                   NAME AND                                       YEAR FIRST
             PRINCIPAL OCCUPATION                                   BECAME
                 WITH COMPANY                    AGE               DIRECTOR
             --------------------                ---              ----------

     Harry Kletter                                78                 1983
       Chairman of the Board,
       and Chief Executive Officer

     Bob Cuzzort                                  56                 2002
       Director

     Roman Epelbaum                               50                 2002
       Director

     David W. Lester                              52                 2002
       Director

     Orson Oliver                                 62                 2005
       Director

NOMINEES FOR DIRECTORS

HARRY KLETTER has been a director of the Company since 1983. In October 1983, he was elected Chairman of the Board and Chief Executive Officer. Mr. Kletter served as President and Chief Executive Officer of the Company from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter has served as Chief Executive Officer continually since August 1992 and has served as President since May 2000. Mr. Kletter is the sole shareholder of K & R Corporation. Prior to his involvement with the Company, Mr. Kletter was President and Chief Executive Officer of K & R Corporation, which is now a real estate holding company. Prior thereto, Mr. Kletter was the President of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste. From 1980 to present, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

BOB CUZZORT has served as a director of the Company since May 2002. Mr. Cuzzort served as Chief Operating Officer of the Company from July 2001 to April 2003 and as Director of Human Resources from March 2001 to April 2003. He served previously in charge of special projects for the Company from October 2000 to March 2001. Since May 2003, Mr. Cuzzort has been the General Manager of Brooks Furniture. Mr. Cuzzort served as general manager of Bassett Furniture Direct from March 1998 to August 2000. He served in several management positions with Haverty Furniture Company, Inc. from January 1970 to February 1998.

ROMAN EPELBAUM has been a director of the Company since 2002. He is an enrolled agent licensed to practice before the Internal Revenue Service. Since 1996, he has been the sole shareholder of Tax & Accounting Professionals, Inc., a Louisville, Kentucky based tax services company. From 1990 through 1996, Mr. Epelbaum, as a self-employed tax professional and accountant, provided tax and accounting services to individuals and businesses. From 1989 to 1990, Mr. Epelbaum served as controller of Kentucky Container, Inc. and KYFI, Inc. He worked in the tax department at Touche Ross & Company (now Deloitte & Touche,
LLP) from 1983 to 1989.

DAVID W. LESTER has been a director of the Company since February 4, 2002 and previously served as a director from September 2000 through May 2001. He is a certified public accountant and has nearly thirty years of diversified business experience. He has served for nearly twenty years as Chief Financial Officer or Chief Operating Officer of several companies and for nearly ten years with KPMG LLP, a Big 4 international public accounting firm. He served as Chief Financial Officer or Chief Operating Officer for multiple public companies, led a company through its initial public offering and has led multiple companies through the development and execution of their business plans. Since May 2004, Mr. Lester has served as Vice President, Chief Financial Officer for Global Insurance Management Company, LLC, an insurance management company that manages several medical malpractice insurance companies. From August 2003 to May 2004, Mr. Lester worked as an independent general business consultant. Mr. Lester served as the Senior Vice President of Finance or Chief Financial Officer for SHPS, Inc., a human resource and health management provider from December 2000 to August 2003. From June 1999 to June 2000, he was the Chief Financial Officer, Secretary and Treasurer of Perennial Health Systems, Inc. From March 1998 to May 1999, he was the Chief Financial Officer for Micro Computer Solutions, Inc. From February 1985 to October 1997, Mr. Lester was the Chief Operating Officer or Chief Financial Officer for Kentucky Medical Insurance Company and Stratton-Cheeseman Management Company, the successor to Kentucky Medical Insurance Company. Perennial Health Systems, Inc. and Kentucky Medical Insurance Company were reporting companies under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ORSON OLIVER became a director of the Company as of February 1, 2005 by a vote of the majority of the Board of Directors on January 31, 2005. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In September of 1975, he joined Bank of Louisville as general counsel. In November of 1985, he was elected president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $77.3 billion. Mr. Oliver has been a member of the Board of Directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

     None of the directors hold another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of the directors of the Company has any family relationship with any other director or executive officer of the Company.


GOVERNANCE OF THE COMPANY

     During 2004, the Board met eight (8) times. So far in 2005, the Board has met three (3) times. In 2004, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

     The Compensation Committee, comprised of Messrs. Lester and Epelbaum, is responsible for making recommendations to the Board regarding salaries and bonuses to be paid to Company executive officers. During the year ended December 31, 2004, this committee did not meet.

     The Audit Committee confers with the Company's independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee met four times during the first quarter of 2005 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K Annual Report for the fiscal year ended December 31, 2004, to review the Form 10-K Annual Report and related press releases for the fiscal year ended December 31, 2004, to review and discuss the 2005 budget, to review and discuss SEC comment letters and to discuss compliance with the Sarbanes-Oxley act. The Audit Committee met nine times in 2004 to review three quarterly financial filings, to review the management report from the registered public accounting firm and the 2003 Form 10-K Annual Report before filing, and to discuss the SEC comment letters, the 2005 budget, and compliance with the Sarbanes-Oxley act. Messrs. Lester, Epelbaum and James E. Vining were appointed to this committee at the Board meeting held May 18, 2004. Mr. Vining resigned effective January 31, 2005.

The Board appointed Mr. Oliver to replace Mr. Vining effective February 1, 2005 at its meeting held January 31, 2005. All current members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD") listing standards and the Audit Committee Qualifications of Rule 4350(d)(2). The Board of Directors has determined that David W. Lester is an Audit Committee financial expert for the Company and is independent as described in the preceding sentence. The formal report of the Audit Committee with respect to the year 2004 begins on page 11 herein.

     The Nominating Committee is empowered to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals
(including director nominees) received from shareholders at the Company's principal executive offices not later than December 23 of the previous year for inclusion in the Proxy Statement for the following year's Annual Shareholder meeting. The Nominating Committee's Charter directs the Committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The Nominating Committee is empowered to engage a third party search firm to assist, but the Committee currently believes that the existing directors and executive management of the Company and its subsidiaries have significant networks of business contacts that likely will form the pipeline from which candidates will be identified.

     Upon identifying a candidate for serious consideration, one of more members of the Nominating Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Committee members (individually or as a group), meet the Company's Chief Executive Officer and other executive officers and ultimately meet many of the other Directors. The Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The Nominating Committee utilizes a subjective analysis to identify and analyze candidates to be nominated as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in the Company's business, and willingness to serve. However, there are currently no minimum qualifications or standards that the Company requires.

     The Company would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholder submissions should be addressed to the Nominating Committee at the Company's executive offices, which submissions will then be forwarded to the Committee. If shareholder nominations were made, the Secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the Nominating Committee consider the shareholder nominations. The Nominating Committee would then perform an investigation of the candidate to determine if the candidate were qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The Nominating Committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The Nominating Committee is not obligated to nominate any such individual for election. No such shareholder nominations have been received by the Company for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by the Company.

     The Nominating Committee did not hire any director search firm in 2004 or 2005 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating Committee may do so in the future if necessary.

     Messrs. Harry Kletter, Lester and Vining were appointed to the Nominating Committee at the Board of Directors meeting held May 18, 2004. The Board of Directors adopted a charter for the Nominating Committee at the Board of Directors meeting held January 31, 2005. At that same meeting, Messrs. Kletter and Vining resigned from the Nominating Committee effective January 31, 2005, and were replaced by Messrs. Epelbaum and Oliver. Messrs. Lester, Epelbaum and Oliver are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD") listing standards.

     Neither the Board nor the Nominating Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2004, four (4) Directors attended the Annual Meeting.

     The Executive Committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the Executive Committee shall have the authority to act in the place and stead of the Board of Directors.

     The Board of Directors has adopted the Industrial Services of America, Inc. Code of Ethics for the Chief Executive Officer and Financial Executives, which may be found on the Company's website at www.isa-inc.com/isafin.htm. The ISA Nominating Committee Charter and the ISA Audit Committee Charter may be found on ISA's website at www.isa-inc.com/isafin.htm.

     Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via the Company's website at www.isa-inc.com/isafin.htm. All communications directed to the Board of Directors will be received and processed by the Industrial Services of America, Inc. Legal Department and will be transmitted to each member of the Nominating Committee without any editing or screening by the Legal Department.

COMPENSATION OF DIRECTORS

     The Company granted an annual fee of $10,000 payable in equal monthly installments for all non-employee directors during this past year (e.g., Messrs. Epelbaum, Lester and Vining). Mr. Lester received an additional $10,000 for his service as Chairman of the Audit Committee, and Messrs. Epelbaum and Vining received an additional $2,000 for their services as members of the Audit Committee. The following directors also received on the respective grant dates a one-time option to purchase 40,000 shares of Company Common Stock after election to the Board of Directors at an exercise price of $1.25 per share. The table below states exercise prices, grant dates and expiration or exercise dates for these options.

===================================================================================================================
  DIRECTOR              GRANT          EXERCISE        NUMBER OF               EXPIRATION OR EXERCISE DATE
                        DATE           PRICE (1)       SHARES (1)
-------------------------------------------------------------------------------------------------------------------
Bob Cuzzort             May 20,         $1.25            40,000          Exercised option to purchase 20,000 shares
                         2003                                            on May 24, 2004.  The remaining options to
                                                                         purchase 20,000 shares expire at the
                                                                         earlier of May 20, 2008 or 60 days after
                                                                         cessation as board member.
-------------------------------------------------------------------------------------------------------------------
Roman Epelbaum          May 30,         $1.25            40,000          Exercised option to purchase shares on
                         2002                                            November 21, 2004.
-------------------------------------------------------------------------------------------------------------------
David W. Lester        February         $1.25            40,000          Exercised option to purchase shares on
                       4, 2002                                           March 17, 2004.
-------------------------------------------------------------------------------------------------------------------
James E. Vining         May 24,         $1.25            40,000          Exercised option to purchase shares on
                         2001                                            March 9, 2004.
===================================================================================================================

(1) Prices and numbers of shares reflect values after the two-for-one stock split effective March 31, 2004.


     Mr. Kletter receives no additional consideration for serving on the Board of Directors. Fees for all non-employee directors elected to serve until 2006 will be determined at the first regular meeting of the Board to be held following the Annual Shareholder meeting on May 17, 2005.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during 2004 with the following exceptions: Patrick McGruder did not timely file a Form 4 when he exercised options to purchase 40,000 shares in the Company at an exercise price of $1.25 per share on March 11, 2004; Alan Schroering did not timely file a Form 4 when he sold 1,000 shares of Company stock on March 9, 2004, when he received 700 shares of Company stock as a bonus on January 5, 2004, when he exercised options to purchase 40,000 shares in the Company at an exercise price of $1.25 per share on March 17, 2004; Harry Kletter did not timely file a Form 4 when he gifted a total of 1,000 shares in two transactions on March 5, 2004, when he gifted a total of 3,000 shares in ten separate transactions on March 12, 2004, when he transferred 80,000 shares to K&R, a company wholly-owned by himself, on March 26, 2004, or when he gifted a total of 11,300 shares in eighteen separate transactions on April 20, 2004; K&R did not file a Form 3 as a beneficial owner of greater than 10% of the Company's outstanding shares as first required on July 8, 1996, and K&R did not file a Form 4 when 80,000 shares were transferred to it on March 26, 2004; Robert Cuzzort did not timely file when he exercised options to purchase 20,000 shares in the Company at an exercise price of $1.25 per share on May 24, 2004; Edward List did not timely file a Form 3 when he became Chief Operating Officer of the Company on June 1, 2004; Michael Shannonhouse did not timely file a Form 3 when he became Secretary of the Company on April 16, 2004. The reporting persons have been informed by the Company of their filing obligations.

   ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company's Form 10-K Annual Report to Shareholders for the fiscal year ended December 31, 2004, including financial statements and the report of Crowe, Chizek and Company, LLC thereon, is being mailed on April 18, 2005 with this Proxy Statement to each of the Company's shareholders of record at the close of business on April 1, 2005. The Board has selected Mountjoy & Bressler, LLP ("Mountjoy & Bressler") as the independent registered public accountants of the Company's accounts for the fiscal year ending December 31, 2005. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the Board will reconsider the matter of the selection of the independent registered public accountants. Representatives of Mountjoy & Bressler are not expected to be present at the Annual Meeting. The selection of Mountjoy & Bressler will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

     As recommended by the Company's Audit Committee, the Board of Directors will dismiss Crowe Chizek and Company LLC ("Crowe Chizek") as the independent registered public accountants effective with the filing of the first quarter 10-Q and will engage Mountjoy & Bressler to serve as the Company's independent registered public accountants for the quarter beginning April 1, 2005. This decision followed the Audit Committee's decision to seek proposals from other independent registered public accountants to audit the Company's financial statements for its fiscal year ending December 31, 2004.

     The audit reports of Crowe Chizek on the financial statements of the Company as of and for the two fiscal years ended December 31, 2004 neither contained any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years ended December 31, 2004 and during the subsequent interim period preceding the replacement of Crowe Chizek, there were no disagreements between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Crowe Chizek's satisfaction, would have caused Crowe Chizek to make reference to the subject matter of the disagreement in connection with its reports. During the two most recent years and the subsequent interim period preceding the replacement of Crowe Chizek, there were no reportable events (as described in Regulation S-K Item 304
(a)(1)(v)).

     No consultations occurred between the Company and Mountjoy & Bressler during the two fiscal years ended December 31, 2004 and any subsequent interim period prior to Mountjoy & Bressler's appointment regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company's financial statements, or other information provided that was considered by the Company in reaching a decision as to an auditing or financial reporting issue or (ii) any matter that was the subject of disagreement or a reportable event requiring disclosure (under Item 304(a)(1)(v) of Regulation S-K).

     The Company reported the change in independent registered public accountants on Form 8-K on April 18, 2005. The Form 8-K contained a letter from Crowe Chizek, addressed to the Securities and Exchange Commission, stating that it agreed with the statements contained in the third paragraph of Item 4 and indicating they did not have a basis to agree or disagree with the other statements contained therein.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth cash and other compensation information for the fiscal years ended December 31, 2004, 2003 and 2002 paid or accrued by the Company, to the Company's Chief Executive Officer and Chief Operating Officer.

                                     ANNUAL COMPENSATION(1)                       AWARDS
                          -----------------------------------------      --------------------------
                                                                         RESTRICTED     SECURITIES
      NAME AND                                         OTHER ANNUAL        STOCK        UNDERLYING      ALL OTHER
 PRINCIPAL POSITION       YEAR     SALARY     BONUS    COMPENSATION        AWARDS       OPTIONS (#)    COMPENSATION
--------------------      ----     ------     -----    ------------      ----------     -----------    ------------

Harry Kletter             2004           -      -           $0                -              -              -
  Chief Executive         2003           -      -           $0                -              -              -
  Officer (1)             2002           -      -           $0                -              -              -

Edward List               2004    $102,000      -           $0                -              -              -
  Chief Operating         2003     $69 468      -           $0                -              -              -
  Officer                 2002     $69,229      -           $0                -              -              -

(1) K & R, the sole shareholder of which is Mr. Kletter, conducts significant business with the Company. Mr. Kletter receives compensation from K & R. See "EXECUTIVE COMPENSATION - Certain Transactions."

All other executive officers of the Company earned less than $100,000.


CERTAIN TRANSACTIONS

K & R LEASE; K & R CONSULTING AGREEMENT

     On February 16, 1998 the Company's Board of Directors ratified and formalized an existing relationship in connection with (i) the leasing by the Company of its facilities from K & R and (ii) the provision of consulting services from K & R to the Company. K & R is an affiliate of the Company and Harry Kletter, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of K & R.

     LEASE AGREEMENT. The Lease Agreement (the "K & R Lease"), effective as of January 1, 1998, between K & R, as landlord, and the Company, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky (the "Leased Premises"). The principal improvements consist of an approximately 22,750 square foot building used as the Corporate Office, an approximately 8,286 square foot building used for CWS offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

     The initial term of the K & R Lease is for ten years with two five-year option periods (the "Option Periods") available thereafter. The base rent for the first five years is $450,000 per annum. The rent for the second five years, beginning January 1, 2003, is $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106 (the "Fixed Minimum Rent"). The Fixed Minimum Rent adjusts each five years, including each of the Option Periods, in accordance with the Consumer Price Index. The Fixed Minimum Rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a "change in control" of the Company. Under the K&R Lease, "change in control" means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding stock of the Company acquires a majority of the outstanding stock of the Company, (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring the Company or surviving the merger or consolidation of the Company in the transaction(s).

     The Company is also required to pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The Company provided a $50,000 security deposit to K & R for performance by the Company of the terms, covenants and conditions of the K & R Lease applicable to it.

     The K & R Lease provides that the Leased Premises may be used by the Company in its metal recycling and recycled paper sorting and bailing businesses, and for its corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), the Company may not (i) make any structural alterations, improvements or additions to the K & R Leased Premises, or (ii) assign (including a change of control) or sublet the Leased Premises. The K & R Lease provides for indemnification of K & R by the Company for all damages arising out of the Company's use or condition of the Leased Premises excepting therefrom K & R's negligence. The K & R Lease further provides that the Company will agree to subordinate its leasehold interest to the mortgage interest of any mortgagee of K & R.

     The K & R Lease provides for termination by the Company upon damage (the "Damage") by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the Damage. All rent ceases as of the "injury date" under these circumstances. The K & R Lease also terminates upon condemnation of the Leased Premises in whole, with a condemnation of a portion of the Leased Premises resulting in an equitable adjustment of the Fixed Minimum Rent.

     Events of Default under the K & R Lease include (i) failure by the Company to pay the Fixed Minimum Rent for 10 days after written demand therefor, (ii) any other default in the observance or performance by the Company of any of the other covenants, agreements or conditions of the K & R Lease, which shall continue for 30 days after written notice, unless the Company shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting the Company, (iv) vacation of the Leased Premises by the Company, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R Lease or the Company's estate or of any of the Company's interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R Lease and enter into and take possession of the Leased Premises with the right to sue for and collect all amounts due, including damages. All payments are current.

     K & R CONSULTING AGREEMENT. The K & R Consulting Agreement dated as of January 2, 1998 (the "K & R Consulting Agreement"), by and between the Company and K & R, remains in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provides written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. K & R shall provide strategic planning and development to the Company, including advice on management activities, advertising, financial planning and mergers and acquisitions (the "K & R Consulting Activities"). The Company shall be responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R Consulting Activities.

     The K & R Consulting Agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R Consulting Agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the Leased Premises. Upon termination, K & R agrees not to engage, directly or indirectly, in the business conducted by, or hire employees from, the Company for a period of five years and within 100 miles of any operation of the Company. The Company's principal shareholder and Chief Executive Officer is compensated through consulting fees pursuant to the K & R Consulting Agreement.

     The K & R Consulting Agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R Consulting Agreement further provides that K & R must maintain the confidentiality of any information of the Company not otherwise in the public domain or required to be disclosed by law.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report reflects the Company's compensation policies with respect to its executive officers, as endorsed by the Compensation Committee of the Board, and the resulting actions taken by the Company for the reporting periods shown.

     The Company through its executive compensation policies seeks to provide compensation that will enable the Company to attract and maintain quality executives in the competitive market place. The Company believes in a pay-for-performance policy, to align results for the executive, the Company and the shareholder. Currently, the executive compensation program of the Company is comprised of salary, annual cash incentive bonus opportunity, long-term incentives such as stock options and the employee 401(k) plan in which executives can participate.

     The Board, using the criteria set forth in this report, determined the compensation for Harry Kletter as the Company's Chief Executive Officer. Mr. Kletter received no such compensation directly from the Company, but only indirectly through his company, K&R, LLC.

     Submitted by the Compensation Committee of the Board of Directors,

           David W. Lester, Director and Compensation Committee Member Roman Epelbaum, Director and Compensation Committee Member

                          REPORT OF THE AUDIT COMMITTEE

     In accordance with its Amended and Restated Charter the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial practices of the Company. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and the Company that might bear on the registered public accountants' independence consistent with the Independence
Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants' independence. The Committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.

     On March 22, 2005, the Committee discussed and reviewed with the independent registered public accountants all communications required by generally accepted accounting standards, including those described in Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent registered public accountants' examination of the financial statements.

     The Committee reviewed the audited financial statements of the Company with the independent registered public accountants on March 22, 2005 and management on March 23, 2005. Based upon this review, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

     The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

           David W. Lester, Director and Audit Committee Chairman
           Roman Epelbaum, Director and Audit Committee Member
           Orson Oliver, Director and Audit Committee Member

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

     The aggregate fees billed for professional services by Crowe, Chizek and Company LLC in 2004 and 2003 for various services are as follows:

     AUDIT FEES: $92,500 and $75,500 for services rendered for the annual audit of the Company's financial statements for years ending December 31, 2004 and 2003, respectively, the quarterly reviews of the financial statements included in the Company's Form 10-Qs and the annual audit of the Company's 401K retirement plan.

     AUDIT RELATED FEES: $423.52 and $0 for incidental audit expenses for years ending December 31, 2004 and 2003, respectively.

     TAX FEES: $31,420 and $13,500 incurred for the preparation of current federal and state income tax, franchise tax and property tax forms for years ending December 31, 2004 and 2003, respectively.

     ALL OTHER FEES: $24,350 and $0 incurred for review of our responses to the comment letters issued by the SEC, review of a Form S-3 related to the exercise of stock options and guidance concerning Sarbanes Oxley requirements for the years ending December 31, 2004 and 2003, respectively.

     The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent registered public accountants, except as described below.

     The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if
(1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the registered public accountants during the fiscal year in which the non-audit services are provided,
(2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. Crowe, Chizek and Company LLC in 2004 did not provide any such services.

                                PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poors 500 and to a peer group for the period commencing December 1999. Since there is no nationally recognized industry index consisting of consultants in the business of retail and industrial waste management sales and service of waste handling equipment to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of four companies which represent the other public companies in the industry - Casella Waste Systems, Inc., Republic Services, Inc., Waste Connections, Inc., and Waste Holdings, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 1999 and that all dividends were reinvested. [OBJECT OMITTED]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

          AMONG INDUSTRIAL SERVICES OF AMERICA, INC., THE S&P 500 INDEX
                                AND A PEER GROUP

                                [GRAPH OMITTED]

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright (C) 2002. Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/s&P.htm


                                                          Cumulative Total Return
                                          -----------------------------------------------------
                                            12/99    12/00    12/01    12/02    12/03    12/04

INDUSTRIAL SERVICES OF AMERICA, INC.       100.00   125.59   110.52   105.76   227.92   843.51
S & P 500                                  100.00    90.89    80.09    62.39    80.29    89.02
PEER GROUP                                 100.00   120.93   137.76   145.46   173.47   227.36

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next Annual Meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before December 22, 2005 for inclusion in the Company's proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.


                                  OTHER MATTERS

     The board knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.


                                        By Order of the Board of Directors


                                        Michael P. Shannonhouse
                                        Secretary of the Board of Directors


Louisville, Kentucky
April 18, 2005